Exhibit 99.2

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial data was based on and should be read in conjunction with (i) the historical consolidated financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 29, 2017 and (ii) the audited consolidated financial statements of Viewpoint as of and for the year ended December 31, 2017 included in this Current Report on Form 8-K. The unaudited pro forma combined statements of income and balance sheet give effect to the Viewpoint Acquisition and the related transactions described herein as if such transactions occurred on the first day of the fiscal year ended December 29, 2017 for statement of income purposes and on the last day of the fiscal year ended December 29, 2017 for balance sheet purposes.

Viewpoint is the operating company and an indirect wholly-owned subsidiary of Waterfall. Waterfall was formed solely for the purpose of holding the common stock of Intermediate, which was formed solely for the purpose of holding the common stock of Viewpoint. Neither Waterfall nor Intermediate is engaged in any business activities other than acting as a holding company, and neither Waterfall nor Intermediate has any material tangible assets or liabilities, except ownership of stock in the subsidiary. Audited historical financial statements for Waterfall and its consolidated subsidiaries are not currently available. Following the closing of the Viewpoint Acquisition, the Company will be required to prepare and file with the SEC historical financial information, including quarterly financial information, for Waterfall and its consolidated subsidiaries, which will be prepared in accordance with GAAP applicable to public companies, as well as related pro forma financial information giving effect to the Viewpoint Acquisition on the Company’s financial results for those periods. The historical financial information for Waterfall and its consolidated subsidiaries included in those SEC filings may differ materially from the historical financial information for Viewpoint due to the amortization of intangible assets and the tax effects thereof, purchase price allocation adjustments and changes that may be required to present such statements in accordance with GAAP applicable to public companies.

The Company’s fiscal year ended on December 29, 2017 and Viewpoint’s fiscal year ended on December 31, 2017. The unaudited pro forma combined statement of income for the year ended December 31, 2017 combines the Company’s year ended December 29, 2017 with Viewpoint’s year ended December 31, 2017.

The unaudited pro forma combined financial data should be read in conjunction with the accompanying notes to the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Viewpoint Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial statements do not include the realization of cost savings from operating efficiencies or restructuring costs anticipated to result from the Viewpoint Acquisition.

TRIMBLE INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

(In millions, except per share amounts)

Fiscal Year	2017
	Trimble			Viewpoint			Combined
	Historical As Reported	Adjustments for Accounting Changes (Note 2)	Historical As Adjusted	Historical As Reported	Reclassification and Waterfall Adjustments (Note 3)	Historical As Adjusted	Pro Forma Adjustments	(Note 7)	Pro Forma
Revenue:
Product	$1,763.8	$—	$1,763.8	$17.8	$—	$17.8	$4.4	(a)	$1,786.0
Service	461.6	13.8	475.4	27.0	—	27.0	1.6	(a)	504.0
Subscription	428.8	(21.5)	407.3	110.4	—	110.4	(7.1)	(a)	510.6

Total Revenue	2,654.2	(7.7)	2,646.5	155.2	—	155.2	(1.1)		2,800.6

Cost of sales:
Product	866.5	9.1	875.6	1.3	—	1.3	0.3	(a)	877.2
Service	196.3	(1.9)	194.4	20.7	—	20.7	1.2	(a)	216.3
Subscription	113.0	0.1	113.1	25.4	—	25.4	(4.6)	(a)	133.9
Amortization of purchased intangible assets	85.8	—	85.8	5.5	6.3	11.8	23.2	(b)	120.8

Total cost of sales	1,261.6	7.3	1,268.9	52.9	6.3	59.2	20.1		1,348.2

Gross margin	1,392.6	(15.0)	1,377.6	102.3	(6.3)	96.0	(21.2)		1,452.4
Operating expense:
Research and development	370.2	—	370.2	20.7	—	20.7	—		390.9
Sales and marketing	404.2	(4.1)	400.1	37.2	—	37.2	(4.7)	(a),(c)	432.6
General and administrative	302.3	(0.6)	301.7	37.9	(3.0)	34.9	0.4	(d)	337.0
Restructuring charges	6.9	—	6.9	—	3.0	3.0	—		9.9
Amortization of purchased intangible assets	63.0	—	63.0	7.6	5.4	13.0	12.0	(b)	88.0

Total operating expenses	1,146.6	(4.7)	1,141.9	103.4	5.4	108.8	7.7		1,258.4

Operating income (loss)	246.0	(10.3)	235.7	(1.1)	(11.7)	(12.8)	(28.9)		194.0
Non-operating income (expense), net:
Interest expense, net	(25.0)	(0.2)	(25.2)	(12.8)	0.5	(12.3)	(40.1)	(e)	(77.6)
Foreign currency transaction gain, net	3.3	—	3.3	—	—	—	—		3.3
Income from equity method investments, net	29.5	—	29.5	—	—	—	—		29.5
Other income, net	5.3	(0.4)	4.9	3.5	—	3.5	—		8.4

Total non-operating income (expense), net	13.1	(0.6)	12.5	(9.3)	0.5	(8.8)	(40.1)		(36.4)

Income (loss) before taxes	259.1	(10.9)	248.2	(10.4)	(11.2)	(21.6)	(69.0)		157.6
Income tax provision (benefit)	137.9	(8.2)	129.7	(4.6)	(20.0)	(24.6)	(25.5)	(f)	79.6

Net income (loss)	121.2	(2.7)	118.5	(5.8)	8.8	3.0	(43.5)		78.0
Net income attributable to noncontrolling interests	0.1	—	0.1	—	—	—	—		0.1

Net income attributable to Trimble Inc.	$121.1	$(2.7)	$118.4	$(5.8)	$8.8	$3.0	$(43.5)		$77.9

Net income per share attributable to Trimble Inc.
Basic	$0.48	$(0.01)	$0.47						$0.31

Diluted	$0.47	$(0.01)	$0.46						$0.30

Shares used in calculating net income per share:
Basic	252.1	252.1	252.1						252.1

Diluted	256.7	256.7	256.7						256.7

TRIMBLE INC.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In millions)

At the End of Fiscal Year	2017
	Trimble			Viewpoint			Combined
	Historical As Reported	Adjustments for Accounting Changes (Note 2)	Historical As Adjusted	Historical As Reported	Reclassification and Waterfall Adjustments (Note 3)	Historical As Adjusted	Pro Forma Adjustments	(Note 7)	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$358.5	$—	$358.5	$19.2	$—	$19.2	$(16.6)	(g)	$361.1
Short-term investments	178.9	—	178.9	—	—	—	—		178.9
Accounts receivable, net	414.8	12.9	427.7	15.8	(1.5)	14.3	2.9	(h)	444.9
Other receivables	42.8	—	42.8	—	1.5	1.5	—		44.3
Inventories	271.8	(7.2)	264.6	—	—	—	—		264.6
Other current assets	50.3	(11.1)	39.2	11.4	—	11.4	(5.6)	(i)	45.0

Total current assets	1,317.1	(5.4)	1,311.7	46.4	—	46.4	(19.3)		1,338.8
Property and equipment, net	174.0	—	174.0	9.5	—	9.5	(2.0)	(j)	181.5
Goodwill	2,287.1	—	2,287.1	194.7	175.4	370.1	447.2	(k)	3,104.4
Other purchased intangible assets, net	364.8	—	364.8	106.3	105.2	211.5	238.5	(b)	814.8
Deferred costs, non-current	—	35.0	35.0	—	—	—	—		35.0
Other non-current assets	155.2	(11.5)	143.7	1.0	—	1.0	3.3	(l)	148.0

Total assets	$4,298.2	$18.1	$4,316.3	$357.9	$280.6	$638.5	$667.7		$5,622.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$128.4	$—	$128.4	$2.6	$—	$2.6	$(2.6)	(e)	$128.4
Accounts payable	146.1	(0.1)	146.0	10.0	(7.4)	2.6	—		148.6
Accrued compensation and benefits	143.0	0.9	143.9	9.7	—	9.7	—		153.6
Deferred revenue	272.4	(34.8)	237.6	31.5	—	31.5	(12.1)	(m)	257.0
Accrued warranty expense	18.3	—	18.3	—	—	—	—		18.3
Other current liabilities	101.0	(1.8)	99.2	1.5	7.4	8.9	30.5	(n)	138.6

Total current liabilities	809.2	(35.8)	773.4	55.3	—	55.3	15.8		844.5

Long-term debt	785.5	—	785.5	291.9	—	291.9	900.8	(e)	1,978.2
Non-current deferred revenue	41.0	(2.0)	39.0	—	—	—	—		39.0
Deferred income tax liabilities	40.4	7.4	47.8	2.3	25.8	28.1	32.6	(o)	108.5
Income tax payable	94.1	—	94.1	—	—	—	—		94.1
Other non-current liabilities	162.0	—	162.0	3.9	(0.9)	3.0	(2.6)	(l)	162.4

Total liabilities	1,932.2	(30.4)	1,901.8	353.4	24.9	378.3	946.6		3,226.7
Stockholders’ equity:
Common stock	0.2	—	0.2	—	47.5	47.5	(47.5)	(p)	0.2
Additional paid-in-capital	1,461.1	—	1,461.1	80.1	207.4	287.5	(287.5)	(p)	1,461.1
Retained earnings	1,035.9	48.7	1,084.6	(75.6)	0.5	(75.1)	56.4	(p)	1,065.9
Accumulated other comprehensive income (loss)	(131.2)	(0.2)	(131.4)	—	0.3	0.3	(0.3)	(p)	(131.4)

Total Trimble Inc. stockholders’ equity	2,366.0	48.5	2,414.5	4.5	255.7	260.2	(278.9)		2,395.8
Noncontrolling interests	—	—	—	—	—	—	—		—

Total stockholders’ equity	2,366.0	48.5	2,414.5	4.5	255.7	260.2	(278.9)		2,395.8

Total liabilities and stockholders’ equity	$4,298.2	$18.1	$4,316.3	$357.9	$280.6	$638.5	$667.7		$5,622.5

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Preparation

The unaudited pro forma combined financial data was based on and should be read in conjunction with (i) the historical consolidated financial statements of Trimble Inc. (the “Company”) included in its Annual Report on Form 10-K for the year ended December 29, 2017; and (ii) the audited consolidated financial statements of Viewpoint, Inc. (“Viewpoint”) as of and for the year ended December 31, 2017. The unaudited pro forma combined statement of income and balance sheet give effect to the Company’s acquisition of Waterfall Holdings, Inc. (“Waterfall”), the holding company of Viewpoint (the “Viewpoint Acquisition”), and the related transactions as if such transactions occurred on the first day of the fiscal year ended December 29, 2017 for statement of income purposes and on the last day of the fiscal year ended December 29, 2017 for balance sheet purposes.

Viewpoint is the operating company and an indirect wholly-owned subsidiary of Waterfall. Waterfall was formed solely for the purpose of holding the common stock of Waterfall Intermediate Holdings, Inc. (“Intermediate”), which was formed solely for the purpose of holding the common stock of Viewpoint. Neither Waterfall nor Intermediate is engaged in any business activities other than acting as a holding company and neither Waterfall nor Intermediate has any material tangible assets or liabilities, except ownership of stock in the subsidiary. Audited historical financial statements for Waterfall and its consolidated subsidiaries are not currently available. Following the closing of the Viewpoint Acquisition, the Company will be required to prepare and file with the SEC historical financial information, including quarterly financial information, for Waterfall and its consolidated subsidiaries, which will be prepared in accordance with GAAP applicable to public companies, as well as related pro forma financial information giving effect to the Viewpoint Acquisition on the Company’s financial results for those periods. The historical financial information for Waterfall and its consolidated subsidiaries included in those SEC filings may differ materially from the historical financial information for Viewpoint due to the amortization of intangible assets and the tax effects thereof, purchase price allocation adjustments and changes that may be required to present such statements in accordance with GAAP applicable to public companies.

The unaudited pro forma combined financial data was prepared under existing GAAP standards, which are subject to change and interpretation. The historical financial data has been adjusted to give effect to pro forma events that are directly attributable to the Viewpoint Acquisition, are factually supportable and, for purposes of the unaudited pro forma income statement, are expected to have a continuing impact on the combined results. The unaudited pro forma combined financial statements are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of the Company would have been had the Viewpoint Acquisition occurred on the date assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma combined financial statements do not include the realization of cost savings from operating efficiencies or restructuring costs anticipated to result from the Viewpoint Acquisition.

The Viewpoint Acquisition will be accounted for as a business combination, and will reflect the application of purchase accounting in accordance with ASC 805, Business Combinations. The pro forma adjustments are based on preliminary estimates of the fair values of assets acquired and liabilities assumed and information available as of the date of this filing. Certain valuations and assessments, including valuations of other intangible assets as well as the assessment of the tax positions and rates of the combined business, are in process and will not be completed until subsequent to the close of the proposed acquisition. Additionally, the consideration for the transaction in the unaudited pro forma combined financial data is based on shares, equity awards and debt outstanding as of a date recent to this filing, which may differ from shares, equity awards, and debt outstanding at the date of the close of the Viewpoint Acquisition. The debt that is anticipated to be incurred to finance the Viewpoint Acquisition is included in the unaudited pro forma combined financial data reflecting the terms and rates the Company expects to achieve based on current market rates. The actual financing and terms of the financing will be subject to market conditions. Actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements, and the differences may be material.

2.	Adjustments for Accounting Changes to the Company’s Historical Consolidated Financial Data

On December 30, 2017 (the first day of fiscal 2018), the Company adopted the new accounting standard, Revenue from Contracts with Customers (“ASC 606”), using the full retrospective method. The Company also adopted Accounting Standards Update No. 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”) and Accounting Standards Update No. 2016-15, Statement of Cash Flows (“ASU 2016-15”). The impact of the full retrospective adoption on the Company’s 2017 and 2016 financial information is presented below.

TRIMBLE INC.

NEW ACCOUNTING STANDARDS ADOPTION IMPACT

CONSOLIDATED STATEMENTS OF INCOME

(In millions, except per share data)

(Unaudited)

	Historical As Reported		ASC 606 & ASU 2017-07 Adjustments		Historical As Adjusted
	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016
Revenue:
Product	$1,763.8	$1,562.0	$—	$8.6	$1,763.8	$1,570.6
Service	461.6	430.2	13.8	6.5	475.4	436.7
Subscription	428.8	370.0	(21.5)	(15.2)	407.3	354.8

Total revenue	2,654.2	2,362.2	(7.7)	(0.1)	2,646.5	2,362.1

Cost of sales:
Product	866.5	760.8	9.1	3.2	875.6	764.0
Service	196.3	169.9	(1.9)	0.2	194.4	170.1
Subscription	113.0	104.9	0.1	—	113.1	104.9
Amortization of purchased intangible assets	85.8	88.6	—	—	85.8	88.6

Total cost of sales	1,261.6	1,124.2	7.3	3.4	1,268.9	1,127.6

Gross margin	1,392.6	1,238.0	(15.0)	(3.5)	1,377.6	1,234.5

Operating expense:
Research and development	370.2	349.6	—	—	370.2	349.6
Sales and marketing	404.2	377.6	(4.1)	(2.9)	400.1	374.7
General and administrative	302.3	256.0	(0.6)	—	301.7	256.0
Restructuring charges	6.9	11.6	—	—	6.9	11.6
Amortization of purchased intangible assets	63.0	62.2	—	—	63.0	62.2

Total operating expense	1,146.6	1,057.0	(4.7)	(2.9)	1,141.9	1,054.1

Operating income	246.0	181.0	(10.3)	(0.6)	235.7	180.4

Non-operating income (expense), net:
Interest expense, net	(25.0)	(25.9)	(0.2)	—	(25.2)	(25.9)
Foreign currency transaction gain (loss), net	3.3	(1.9)	—	—	3.3	(1.9)
Income from equity method investments, net	29.5	17.6	—	—	29.5	17.6
Other income, net	5.3	5.9	(0.4)	—	4.9	5.9

Total non-operating income (expense), net	13.1	(4.3)	(0.6)	—	12.5	(4.3)

Income before taxes	259.1	176.7	(10.9)	(0.6)	248.2	176.1
Income tax provision	137.9	44.5	(8.2)	(0.6)	129.7	43.9

Net income	121.2	132.2	(2.7)	—	118.5	132.2
Net gain (loss) attributable to noncontrolling interests	0.1	(0.2)	—	—	0.1	(0.2)

Net income attributable to Trimble Inc.	$121.1	$132.4	$(2.7)	$—	$118.4	$132.4

Net income per share attributable to Trimble Inc.
Basic	$0.48	$0.53	$(0.01)	$—	$0.47	$0.53

Diluted	$0.47	$0.52	$(0.01)	$—	$0.46	$0.52

Shares used in calculating net income per share:
Basic	252.1	250.5	—	—	252.1	250.5

Diluted	256.7	253.9	—	—	256.7	253.9

TRIMBLE INC.

NEW ACCOUNTING STANDARDS ADOPTION IMPACT

CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	Historical As Reported		ASC 606 Adjustments		Historical As Adjusted
As of	Fiscal Year End 2017	Fiscal Year End 2016	Fiscal Year End 2017	Fiscal Year End 2016	Fiscal Year End 2017	Fiscal Year End 2016
Assets

Current assets:
Cash and cash equivalents	$358.5	$216.1	$—	$—	$358.5	$216.1
Short term investments	178.9	111.1	—	—	178.9	111.1
Accounts receivable, net	414.8	354.8	12.9	11.4	427.7	366.2
Other receivables	42.8	35.4	—	—	42.8	35.4
Inventories	271.8	218.8	(7.2)	(5.5)	264.6	213.3
Other current assets	50.3	42.5	(11.1)	(2.7)	39.2	39.8

Total current assets	1,317.1	978.7	(5.4)	3.2	1,311.7	981.9
Property and equipment, net	174.0	144.2	—	—	174.0	144.2
Goodwill	2,287.1	2,077.6	—	—	2,287.1	2,077.6
Other purchased intangible assets, net	364.8	333.3	—	—	364.8	333.3
Deferred costs, non-current	—	—	35.0	30.3	35.0	30.3
Other non-current assets	155.2	140.0	(11.5)	(15.1)	143.7	124.9

Total assets	$4,298.2	$3,673.8	$18.1	$18.4	$4,316.3	$3,692.2

Liabilities and Stockholders’ Equity

Current liabilities:
Short-term debt	$128.4	$130.3	$—	$—	$128.4	$130.3
Accounts payable	146.1	109.8	(0.1)	0.1	146.0	109.9
Accrued compensation and benefits	143.0	97.5	0.9	0.6	143.9	98.1
Deferred revenue	272.4	246.5	(34.8)	(34.7)	237.6	211.8
Accrued warranty expense	18.3	17.2	—	—	18.3	17.2
Other current liabilities	101.0	86.9	(1.8)	(4.0)	99.2	82.9

Total current liabilities	809.2	688.2	(35.8)	(38.0)	773.4	650.2
Long-term debt	785.5	489.6	—	—	785.5	489.6
Non-current deferred revenue	41.0	37.7	(2.0)	(3.1)	39.0	34.6
Deferred income tax liabilities	40.4	38.8	7.4	10.0	47.8	48.8
Income taxes payable	94.1	—	—	—	94.1	—
Other non-current liabilities	162.0	113.8	—	—	162.0	113.8

Total liabilities	1,932.2	1,368.1	(30.4)	(31.1)	1,901.8	1,337.0

Stockholders’ equity:
Common stock	0.2	0.3	—	—	0.2	0.3
Additional paid-in capital	1,461.1	1,348.3	—	—	1,461.1	1,348.3
Retained earnings	1,035.9	1,177.1	48.7	51.4	1,084.6	1,228.5
Accumulated other comprehensive loss	(131.2)	(219.9)	(0.2)	(1.9)	(131.4)	(221.8)

Total Trimble Inc. stockholders’ equity	2,366.0	2,305.8	48.5	49.5	2,414.5	2,355.3
Noncontrolling interests	—	(0.1)	—	—	—	(0.1)

Total stockholders’ equity	2,366.0	2,305.7	48.5	49.5	2,414.5	2,355.2

Total liabilities and stockholders’ equity	$4,298.2	$3,673.8	$18.1	$18.4	$4,316.3	$3,692.2

TRIMBLE INC.

NEW ACCOUNTING STANDARDS ADOPTION IMPACT

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Historical As Reported		ASC 606 & ASU 2016-15 Adjustments		Historical As Adjusted
	Fiscal Year End 2017	Fiscal Year End 2016	Fiscal Year End 2017	Fiscal Year End 2016	Fiscal Year End 2017	Fiscal Year End 2016
Cash flow from operating activities:
Net income	$121.2	$132.2	$(2.7)	$—	$118.5	$132.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	34.6	37.0	—	—	34.6	37.0
Amortization expense	148.8	150.8	—	—	148.8	150.8
Stock-based compensation	64.8	52.6	—	—	64.8	52.6
Income from equity method investments	(29.5)	(17.6)	18.1	17.6	(11.4)	—
Other non-cash items	6.9	19.0	(8.2)	(0.6)	(1.3)	18.4
Decrease (increase) in assets:
Accounts receivable	(41.6)	1.2	(1.1)	2.6	(42.7)	3.8
Inventories	(38.7)	24.0	1.4	2.2	(37.3)	26.2
Other current and non-current assets	(15.5)	0.2	5.5	2.0	(10.0)	2.2
Increase (decrease) in liabilities:
Accounts payable	25.9	10.9	(0.2)	(0.1)	25.7	10.8
Accrued compensation and benefits	33.7	0.6	0.3	(0.3)	34.0	0.3
Deferred revenue	16.4	26.1	2.9	(6.6)	19.3	19.5
Income taxes payable	88.2	(16.1)	—	—	88.2	(16.1)
Accrued liabilities	(3.3)	(7.3)	1.8	0.7	(1.5)	(6.6)

Net cash provided by operating activities	411.9	413.6	17.8	17.5	429.7	431.1

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(293.1)	(38.8)	12.9	15.1	(280.2)	(23.7)
Acquisitions of property and equipment	(43.7)	(26.0)	—	—	(43.7)	(26.0)
Purchases of short-term investments	(288.0)	(113.3)	—	—	(288.0)	(113.3)
Proceeds from maturities of short-term investments	122.1	2.4	—	—	122.1	2.4
Proceeds from sales of short-term investments	97.7	—	—	—	97.7	—
Dividends received from equity method investments	18.1	17.6	(18.1)	(17.6)	—	—
Other	20.9	13.7	—	—	20.9	13.7

Net cash used in investing activities	(366.0)	(144.4)	(5.2)	(2.5)	(371.2)	(146.9)

Cash flow from financing activities:
Issuance of common stock, net of tax withholdings	73.8	67.5	—	—	73.8	67.5
Repurchases and retirement of common stock	(285.3)	(119.5)	—	—	(285.3)	(119.5)
Proceeds from debt and revolving credit lines	786.0	355.0	—	—	786.0	355.0
Payments on debt and revolving credit lines	(495.4)	(465.3)	—	—	(495.4)	(465.3)
Other	—	—	(12.6)	(15.0)	(12.6)	(15.0)

Net cash provided by (used in) financing activities	79.1	(162.3)	(12.6)	(15.0)	66.5	(177.3)

Effect of exchange rate changes on cash and cash equivalents	17.4	(6.8)	—	—	17.4	(6.8)

Net increase in cash and cash equivalents	142.4	100.1	—	—	142.4	100.1
Cash and cash equivalents - beginning of period	216.1	116.0	—	—	216.1	116.0

Cash and cash equivalents - end of period	$358.5	$216.1	$—	$—	$358.5	$216.1

3.	Adjustments to Viewpoint’s Historical Reported Financial Data

As part of preparing the unaudited pro forma combined financial statements, the Company conducted a review of the accounting policies of Viewpoint to determine if differences in accounting policies would require pro forma adjustments to conform to the Company’s accounting policies. Certain reclassifications and Waterfall-related adjustments have been made to Viewpoint’s statement of income (loss) and balance sheet presentations for fiscal 2017.

(a)	Reclassification adjustments

i.	Statement of income reclassification – Viewpoint’s restructuring expense of $3.0 million was presented as part of general and administrative expense and has been reclassified as a separate line item to conform to the Company’s statement of income presentation.

ii.	Balance sheet reclassification – Viewpoint’s non-trade accounts receivable of $1.5 million were reclassified into other receivables, and Viewpoint’s accrued liabilities of $7.4 million included in accounts payable were reclassified into other current liabilities to conform to the Company’s balance sheet presentation.

(b)	Waterfall-related adjustments

All other adjustments are for certain Waterfall-related adjustments to the historical consolidated financial data of Viewpoint to reflect the Waterfall holding company structure. Such adjustments primarily include the purchase price allocation in connection with the initial purchase of Waterfall by Bain Capital Private Equity, LP in 2014, to account for the related amortization of intangible assets and the tax effects, and to record the income tax effects of re-measurement of the deferred tax liability (“DTL”) associated with the related acquired intangible assets due to the U.S. federal tax rate reduction from the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”). These pro forma adjustments are based on preliminary estimates. The historical as adjusted financial data for Viewpoint and its consolidated subsidiaries may differ materially from Waterfall’s historical consolidated financial data. Accordingly, the pro forma combined financial data of the Company and Waterfall may differ materially from the unaudited pro forma combined financial data.

4.	Estimate of Consideration Expected to be Transferred

The Viewpoint Acquisition will be accounted for as a business combination, and will reflect the application of purchase accounting in accordance with ASC 805, Business Combinations. The unaudited pro forma combined financial data reflects the purchase price of Viewpoint of $1,200 million, which is derived as follows:

(In millions)
Cash consideration expected to be paid to stockholders	$905.5
Viewpoint’s expected debt to be repaid	294.5

Total cash consideration	$1,200.0

The actual debt to be repaid will be subject to unpaid balances existing on the closing date and therefore, actual adjustments may differ from the amounts reflected in the unaudited pro forma combined financial statements. Differences between estimated and actual debt will be adjusted through payments to Waterfall stockholders and are not expected to have any impact on total cash consideration to be paid for this transaction. A portion of the Viewpoint Acquisition will be funded through the issuance of a senior unsecured term loan and other unsecured debt financing described further in Note 7(e).

5.	Estimate of Assets to be Acquired and Liabilities to be Assumed

A preliminary estimate of the assets to be acquired and the liabilities to be assumed by the Company as a result of the Viewpoint Acquisition, reconciled to the estimate of consideration expected to be transferred is provided below. The final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date.

(In millions)	Estimated Fair Value
Fair value of total purchase consideration	$1,200.0
Less: fair value of net asset acquired:
Net tangible asset acquired	(4.4)
Intangible assets acquired:		Estimated Useful Life
Developed product technology	210.0	6-7 years
Customer relationships	230.0	10-15 years
Trade name and trademarks	10.0	5 years

Subtotal	450.0
Deferred taxes	(62.9)

Goodwill	$817.3

6.	Keystyle Data Acquisition

On March 30, 2018, Viewpoint acquired 100% of the outstanding shareholders interests in Keystyle Data Solutions, Inc. (“Keystyle”) a privately owned software company based in North America for approximately $6.1 million. Viewpoint funded the entire acquisition, including the purchase of working capital, with its existing cash on hand.

Keystyle’s reported revenue and net income for the year ended December 31, 2017 were $2.4 million and $1.1 million respectively. The acquired net tangible assets from the acquisition of Keystyle are estimated to be $1.0 million. The unaudited pro forma combined financial data does not include the results of Keystyle’s operations or its assets and liabilities, as these are considered immaterial.

7.	Pro Forma Adjustments

The following items resulted in adjustments reflected in the unaudited pro forma combined financial data:

(a) Revenue and cost of sales – Viewpoint’s historical as adjusted product, service, and subscription revenue and related associated cost of sales have been adjusted to reflect the impact of the adoption of ASC 606. Additionally, Viewpoint’s historical as adjusted service revenue for collections related to user conference fees has been reclassified as a reduction to sales and marketing expense to conform to the Company’s accounting policies.

(b) Intangible assets – Reflects adjustments of $450.0 million to reflect the preliminary purchase accounting of the Viewpoint Acquisition, partially offset by the write-off of $211.5 million to eliminate Viewpoint’s historical as adjusted intangible assets and related amortization. The preliminary purchase accounting of the Viewpoint Acquisition is as follows:

(In millions)	Type	Useful Life	Fair Value
Developed product technology	Amortizable	6-7 years	$210.0
Customer relationships	Amortizable	10-15 Years	230.0
Trade name and trademarks	Amortizable	5 Years	10.0

Total Intangible assets			$450.0

Amortization expense, recorded in cost of sales and operating expense, increased by $35.0 million and $25.0 million, respectively, in the fiscal year ended December 31, 2017 to reflect amortization using the asset lives reflected in the table above, partially offset by the elimination of Viewpoint’s historical as adjusted amortization expense of $11.8 million and $13.0 million recorded in costs of sales and operating expense, respectively.

A 10% change in valuation of intangible assets would cause a corresponding increase or decrease in the balance of goodwill and annual amortization expense of approximately $5.6 million, assuming an overall weighted-average useful life of eight years.

(c) Sales and marketing expense – Reflects the incremental cost to obtain customer contracts, which have been deferred and will be amortized over a benefit period, which is the shorter of customer or product life, in conformance with ASC 606.

(d) General and administrative expense – Reflects adjustments to conform to the Company’s accounting policies for fixed asset capitalization, accounts receivable allowances, and prepaid expenses.

(e) Debt and interest expense – The $1,200 million purchase price is expected to be funded by the incurrence of new long-term debt, including a three-year, $500.0 million senior unsecured term loan with a variable interest rate, and other unsecured debt financing. The weighted-average interest rate on the senior unsecured term loan and other financing is expected to be 4.4%, based upon current market interest rates as of May 31, 2018 and results in $52.4 million of interest expense in the year ended December 29, 2017. The actual financing and terms of the financing will be subject to market conditions. A 1/8% change in interest rates on the debt expected to be incurred as part of the Viewpoint Acquisition would result in a change in interest expense of $1.5 million annually.

The new interest expense of $52.4 million, partially offset by the elimination of Viewpoint’s interest expense of $12.3 million, is shown as a pro forma adjustment of $40.1 million.

Viewpoint’s outstanding debt, including its revolving credit facility and secured term loans, will be repaid on the closing date for $294.5 million, based on outstanding balances as of December 31, 2017. The debt consists of short-term and long-term debt of $2.6 million and $291.9 million, respectively.

The other unsecured debt financing expected to be incurred by the Company in connection with the Viewpoint Acquisition is reflected net of $7.3 million of expected debt issuance costs and partially offset by the repayment of Viewpoint’s outstanding debt, and is shown as a pro forma adjustment of $898.2 million, including an increase of $900.8 million to long-term debt and a reduction of $2.6 million to short-term debt.

(f) Income taxes – Adjustments to income tax (provision) benefit have been recorded for the pro forma adjustments at the applicable historical statutory rate in effect during the periods for which the pro forma income statement is presented. The income tax effects of the 2017 Tax Act are presented as recorded by the separate companies. The pro forma income statement adjustments exclude the 2017 Tax Act related re-measurement of the deferred tax assets (“DTAs”) and deferred tax liabilities (“DTLs”) recorded in preliminary purchase accounting of the Viewpoint Acquisition.

(g) Cash and cash equivalents – Reflects consideration paid of $1,200.0 million (which includes the consideration paid to Viewpoint’s stockholders and to pay off Viewpoint’s existing short-term and long-term debt), financed by new debt incurred of $1,200.0 million, the anticipated financing cost of $13.1 million and settlement of Viewpoint cash for $3.5 million.

(h) Accounts receivable, net – Reflects adjustments to conform to the Company’s accounting policies for doubtful accounts reserves and the impact of the adoption of ASC 606.

(i) Other current assets – Reflects adjustments to conform to the Company’s accounting policy for prepaid expenses.

(j) Property and equipment, net – Reflects adjustments to conform to the Company’s accounting policy for fixed asset capitalization, and the impact of the preliminary purchase accounting fair value adjustments to internally developed software.

(k) Goodwill – Goodwill, representing the excess of the purchase price over the fair value of assets to be acquired, is $817.3 million, which reflects the preliminary purchase price allocation of the Viewpoint Acquisition, partially offset by the write-off of $370.1 million to eliminate Viewpoint’s historical as adjusted goodwill. The final Viewpoint Acquisition allocation may differ materially from this estimate as changes to the initial valuation of assets and liabilities will be allocated to goodwill.

(l) Other non-current assets and liabilities – Reflects adjustments resulting from the impact of preliminary purchase accounting to capitalized commissions and deferred rent.

(m) Deferred revenue – Reflects an adjustment of $12.1 million resulting from the impact of the preliminary purchase accounting fair value adjustments to deferred revenue.

(n) Other current liabilities – Reflects the accrual of transaction costs of $30.5 million that will be incurred at the close of the Viewpoint Acquisition, of which $15.0 million will be incurred by the Company and $15.5 million will be paid by Viewpoint. Viewpoint’s transaction expense accruals are offset by cash to be acquired to pay off these liabilities.

(o) Deferred income tax liabilities – Reflects the DTLs and DTAs resulting from the preliminary fair value adjustments of the acquired assets and assumed liabilities. The DTLs are primarily related to the preliminary purchase price allocation associated with acquired intangible assets. The DTAs are primarily related to the net operating loss generated in connection with the transaction, of which the largest portion relates to pre-acquisition stock-based compensation vested as part of the acquisition. The DTLs and DTAs have been recognized based on applicable newly enacted statutory tax rates and are subject to change based upon the Company’s final determination of the fair value of assets acquired and liabilities assumed.

(p) Stockholders’ equity – Reflects adjustments to eliminate Viewpoint’s historical as adjusted common stock, additional paid-in-capital, retained earnings, and accumulated other comprehensive income (loss).